Exhibit 10.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into this 4 day of September, 2008 (“Effective Date”), by and among those entities listed on Schedule 1 attached hereto, each of which is also a signatory to this Agreement (collectively, “Seller”), and FIRST INDUSTRIAL ACQUISITIONS, INC., a Maryland corporation (“Buyer”).

1. SALE. Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase from Seller, on the terms and conditions set forth in this Agreement, the Property (as hereinafter defined).

1.1. Property. For purposes of this Agreement, the term “Property” shall mean those certain parcels of land described on Exhibits A-1 through A-7 attached hereto (collectively and individually, as the case may be, the “Land”), together with all rights, easements and interests appurtenant thereto, including, but not limited to, any streets or other public ways adjacent to the Land and any water or mineral rights owned by, or leased to, Seller. Notwithstanding anything to the contrary contained herein, it is expressly understood and agreed by the parties hereto that the term “Property” does not include any improvements located on the Land, including, but not limited to, those certain buildings constructed on the Land and utilized by Seller for the operation of its business operations (individually or collectively, as the case may be, the “Building”), or any other structures, systems, and utilities associated with, and utilized by Seller in, the ownership and operation of the Building (all such improvements being collectively referred to as the “Improvements”).

2. PURCHASE PRICE. The total purchase price to be paid to Seller by Buyer for the Property shall be Seventy Four Million Three Hundred Eighty Thousand Five Hundred Twenty and No/100 Dollars ($74,380,520.00) (the “Purchase Price”). The Purchase Price shall be allocated among the parcels constituting the Land in accordance with Schedule 2 attached hereto. The Purchase Price shall be paid to Seller at Closing, plus or minus prorations and other adjustments hereunder, by federal wire transfer of immediately available funds.

3. CLOSING. The purchase and sale contemplated herein shall be consummated at a closing (“Closing”) to take place by mail through an escrow with the Title Company (as hereinafter defined) on the basis of a “New York-style” closing. The Closing shall occur on the Effective Date (the “Closing Date”). The Closing shall be effective as of 12:01 A.M. on the Closing Date.

4. TITLE

4.1. Conveyance of Title to Land. At Closing, Seller agrees to deliver to Buyer a Special Warranty Deed, or in the case of Land located in California, a Grant Deed (individually and collectively, the “Deed”), in recordable form, conveying the Land to Buyer or Buyer’s assignee or designee, free and clear of all liens, claims and encumbrances except for the Permitted Exceptions (as hereinafter defined). For purposes of this Agreement, the term, “Permitted Exceptions,” shall mean both (i) all liens, claims, encumbrances, restrictions, covenants, conditions, matters or exceptions to title of record as of the Closing Date or arising under applicable law; and (ii) and any matters that an accurate survey or physical inspection of the Land and Improvements would reveal.

5. SELLER’S REPRESENTATIONS AND WARRANTIES. Seller represents and warrants to Buyer that the following matters are true as of the Effective Date and shall be true as of the Closing Date:

5.1. Seller’s Representations.

5.1.1. Cellular Tower Leases. To Seller’s knowledge, there are no cellular tower leases to which Seller is a party and that encumber all or any portion of the Land and Improvements except the OM Cellular Lease (as defined below).

5.1.2. Contracts. There are no contracts of any kind relating to the management or leasing of the Property, except this Agreement and those “Contracts” listed on Schedule 5.1.2. Seller has not received any written notice alleging that it has failed to timely perform all of the obligations required to be performed by it where such failure remains continuing, nor alleging that Seller is otherwise in default, which default remains continuing, under any of such Contracts. Buyer shall not assume any of the Contracts.

5.1.3. Environmental Matters. Seller hereby represents to Buyer that the following matters are true as of the Closing Date, except to the extent expressly and specifically contradicted by any environmental studies or investigations of the Land or the Improvements commissioned or otherwise obtained by Buyer or provided by Seller (including, without limitation, so-called “Phase I” studies and “Phase II” studies):

5.1.3.1. To Seller’s knowledge, the Property has been operated during Seller’s period of ownership in material compliance with all applicable Environmental Laws and Environmental Permits.

5.1.3.2. To Seller’s knowledge, there have been no past (which remain unremedied or unresolved), and Seller has not received any written notice of any pending or threatened: (a) claims, complaints, or notices seeking to hold Seller liable with respect to any material violation or alleged material violation of any applicable Environmental Law or Environmental Permit or with respect to any corrective or remedial action for or cleanup of any portion of the Property, and (b) claims, complaints or notices regarding any actual, potential or alleged material liability or obligation under or material violation of any applicable Environmental Law or Environmental Permit by Seller or any of its affiliates with respect to any portion of the Property.

5.1.3.3. Seller has not received any written notice alleging liability related to Releases of Hazardous Materials at, on, under, near, in or about any portion of the Property which remain unremedied or unresolved.

5.1.3.4. To Seller’s knowledge, no conditions exist at, on, in or under any portion of the Land that does or will, with the passage of time, constitute a Hazardous Condition or would reasonably be expected to give rise to any material claim, liability or obligation under any applicable Environmental Law or Environmental Permit against Seller.

5.1.3.5. To Seller’s knowledge, none of Seller or any other person or entity for which Seller is or may be held responsible has transported, disposed of or treated, or arranged for the transportation, disposal or treatment of, any Hazardous Material from any portion of the Property except in material compliance with applicable Environmental Laws.

5.1.3.6. All Containers located at any portion of the Property are in material compliance with all applicable Environmental Laws. Seller has not removed, closed or abandoned any Containers at the Property, except in material compliance with all applicable Environmental Laws, nor to Seller’s knowledge, has any other party done so during Seller’s ownership of the Property except in material compliance with all applicable Environmental Laws.

5.1.3.7. Seller has not received any written notice alleging or advising of liability related to the existence of any PCBs or friable or damaged asbestos at any portion of the Property. Seller has not removed (or required or requested the removal of) any PCBs or damaged or friable asbestos from any portion of the Property except in material compliance with applicable Environmental Laws. To Seller’s knowledge, there does not currently exist any PCBs or damaged or friable asbestos at the Property.

Unless the context otherwise requires, the capitalized terms used in this Section 5.1.3 shall have the meanings respectively ascribed to them in Exhibit B.

5.1.4. Compliance with Laws and Codes. Seller has not received any written notice advising or alleging that, and Seller has no knowledge that, the entirety of the Property and the Improvements, and the use and operation thereof, are not in compliance with all applicable municipal and other governmental laws, ordinances, rules, regulations, codes (including Environmental Laws), licenses, permits and authorizations (collectively, “Laws”). To Seller’s knowledge, there are presently and validly in effect all licenses, permits and other authorizations necessary for the use, occupancy and operation of the Property as it is presently being operated.

5.1.5. Litigation. Except as set forth on Schedule 5.1.5, there are no pending, or, to Seller’s knowledge, threatened, judicial, municipal or administrative proceedings affecting the Property, or in which Seller is or will be a party by reason of Seller’s ownership or operation of the Property or any portion thereof, including, without limitation, proceedings for or involving collections, condemnation, eminent domain, alleged building code or environmental or zoning violations, or personal injuries or property damage alleged to have occurred on the Property or by reason of the condition, use of, or operations on, the Property that individually or in the aggregate would reasonably be expected to have a material adverse effect on the Property or on Seller’s ability to consummate the transactions contemplated by this Agreement. No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy or reorganization proceedings are pending, or, to Seller’s knowledge, threatened, against Seller.

5.1.6. Re-Zoning. Seller is not a party to, nor to Seller’s knowledge does there exist, any threatened proceeding for the rezoning of the Property or any portion thereof, or the taking of any other action by governmental authorities that would have a material adverse impact on the value of the Property or use thereof.

5.1.7. Authority. The execution and delivery of this Agreement by Seller, and the performance of its obligations under this Agreement by Seller, have been duly authorized by Seller, and this Agreement is binding on Seller and enforceable against Seller in accordance with its terms. To Seller’s knowledge, no consent of any creditor, investor, judicial or administrative body, governmental authority, or other governmental body or agency, or other party to such execution, delivery and performance by Seller is required. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in a breach of, default under, or acceleration of, any agreement to which Seller is a party or by which Seller or, to Seller’s knowledge, the Property are bound; or (ii), to Seller’s knowledge, violate any restriction, court order or other legal obligation to which Seller and/or the Property is subject.

5.1.8. Real Estate Taxes. Seller has not received written notice of any proposed increase in the assessed valuation of the Property. There is not now pending any proceeding or application for a reduction in the real estate tax assessment of the Property. There are no outstanding written agreements with attorneys or consultants with respect to the real estate taxes payable with respect to the Property that will be binding on Buyer or the Property after the Closing. Other than the amounts disclosed by tax bills with respect to the Property and Improvements, to Seller’s knowledge, no special assessments of any kind (special, bond or otherwise) are or have been levied against the Property, or any portion thereof, that are outstanding or unpaid.

5.1.9. Lease Matters. Except as is disclosed by the title commitment obtained by Buyer for the Property or as set forth on Schedule 5.1.2, Seller is not a party to any agreement granting to any third party a possessory interest in all or any portion of the Land, whether a lease, a license or otherwise.

5.1.10. United States Person. Seller is a “United States Person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended, and shall execute and deliver an “Entity Transferor” certification at Closing.

5.1.11. Condemnation. Seller has not received any written notice advising it of any pending or threatened condemnation or other governmental taking proceedings affecting all or any part of the Property.

5.1.12. Private Restrictions. To Seller’s knowledge, there is no outstanding violation of or failure to timely comply with any or all of the requirements of any private restrictions (a) encumbering all or some portion of the Land and (b) evidenced by a written document recorded against all or some portion of the Land (whether a deed; covenants, conditions and restrictions; or otherwise).

5.1.13. Utilities. Seller has not received any written notice advising or alleging of the existence of any fact or condition that would or could result in the termination or impairment of the furnishing of service to the Property of water, sewer, gas, electric, telephone, drainage or other such utility services.

5.1.14. Zoning. Seller has not received any written notice alleging that any or all of the Land violates any applicable Law with respect to zoning and zoning-related matters (“Zoning Laws”). To Seller’s knowledge, all of the Land and the Improvements thereon (including, but not limited to, parking areas) are in compliance with applicable Zoning Laws.

As used in this Section 5.1, references to the “knowledge” of Seller means the actual knowledge of each and all of Eric Loughmiller, Warren Byrd and Kevin Neal.

5.2. Limitations. The representations and warranties of Seller to Buyer contained in Section 5.1 hereof (the “Seller Representations”) shall survive the Closing Date and the delivery of the Deed for a period of one (1) year. No claim for a breach of any Seller Representation shall be actionable or payable unless (a) the breach in question results from, or is based on, a condition, state of facts or other matter which was not actually known by Buyer prior to Closing, and (b) written notice containing a description of the specific nature of such breach shall have been delivered by Buyer to Seller prior to the expiration of said one (1) year survival period, and an action with respect to such breach(es) shall have been commenced by Buyer against Seller within eighteen (18) months after Closing.

6. SELLER’S CLOSING DELIVERIES. At Closing, Seller shall deliver or cause to be delivered to Buyer the following, in form and substance reasonably acceptable to Buyer:

6.1. Deed. The Deed for the Land executed by Seller, in recordable form conveying the Land to Buyer free and clear of all liens, claims and encumbrances except for the Permitted Exceptions.

6.2. Memorandum of Ground Lease. The Memorandum of Ground Lease, with respect to each of the Leases (defined below), in the form of Exhibit C attached hereto and incorporated herein by this reference (“Memoranda of Ground Leases”).

6.3. Leases. Duplicate originals of each of the ground leases for each parcel of Land (the “Leases”) in the general form attached hereto and incorporated herein as Exhibit I, duly executed by Seller.

6.4. Guaranties. Duplicate originals of each Guaranty, executed by KAR Holdings, Inc.

6.5. ALTA Statement. If required by the Title Company, an Owner’s Affidavit and a “gap” affidavit (for the California Properties, a Form 593-C), each executed by Seller and in form and substance reasonably acceptable to the Title Company.

6.6. Closing Statement. A closing statement conforming to the prorations and other relevant provisions of this Agreement.

6.7. Tracy, California Quit Claim Deed. A Quit Claim Deed for the Tracy, California Land executed by ADESA California, LLC, in the form attached hereto as Exhibit D.

6.8. Entity Transfer Certificate. Entity Transfer Certification confirming that Seller is a “United States Person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended.

6.9. Cellular Tower Lease. Seller shall execute and deliver to Buyer an assignment (in form and substance reasonably acceptable to both Seller and Buyer) of all of Seller’s right, title and interest in, to and under that certain Communications Site Sublease Agreement, dated October 24, 1996, by and between ADESA California, LLC (as successor-in-interest to Maljack, Inc.) and AirTouch Cellular (the “OM Cellular Lease”).

6.10. Assignment of Annexation Agreement Obligations. Duplicate originals of an Assignment of Annexation Agreement Obligations executed by ADESA California, LLC, in the form attached hereto as Exhibit E (the “Assignment of Annexation Agreement”).

6.11. Other. Such other documents and instruments as may reasonably be required by Buyer or the Title Company and that may be reasonably necessary or appropriate to consummate this transaction and to otherwise effect the agreements of the parties hereto.

7. CLOSING DELIVERIES. At Closing, Buyer shall cause the following to be delivered to Seller:

7.1. Purchase Price. The Purchase Price, plus or minus prorations, shall be delivered to the Title Company in escrow for disbursement to Seller.

7.2. Closing Statement. A closing statement conforming to the prorations and other relevant portions of this Agreement.

7.3. Leases and Memoranda of Ground Leases. The Leases and the Memoranda of Ground Leases, executed in counterpart by Buyer.

7.4. Assignment of Annexation Agreement. The Assignment of Annexation Agreement, executed in counterpart by Buyer.

7.5. Other. Such other documents and instruments as may reasonably be required by Seller or the Title Company and that may be reasonably necessary or appropriate to consummate this transaction and to otherwise effect the agreements of the parties hereto.

8. PRORATIONS AND ADJUSTMENTS. The following shall be prorated and adjusted between Seller and Buyer as of the Closing Date, except as otherwise specified:

8.1. Operating Expenses. Under the terms of the Leases, Seller, as tenant, shall be solely responsible for the payment of all utility charges and other operating expenses, whether accruing prior to, on or after the Closing Date; therefore, the parties shall not prorate those items.

8.2. Assessments. No assessments, general or special, shall be prorated as of the Closing Date, as Seller, as tenant, shall be responsible for the timely payment thereof under the Leases, regardless of whether such assessments accrue prior to, on or after the Closing Date.

8.3. Taxes. Seller and Buyer acknowledge that all ad valorem real estate and personal property taxes with respect to the Land and the Improvements shall be paid by the Seller, as tenant, under the Leases regardless of whether such taxes accrue prior to, on or after the Closing Date, and, as such, such taxes shall not be prorated at the Closing.

8.4. Rent. At Closing, Seller shall pay to Buyer the Base Rent and any Additional Rent (as defined in the Form Lease) due from Seller, as tenant, under each and all of the Leases for the period of time from (and inclusive of) the Closing Date through the last day of the calendar month in which the Closing occurs.

The obligations of the parties pursuant to this Section 8 shall survive the Closing and shall not merge into any documents of conveyance delivered at Closing.

9. CLOSING EXPENSES. Seller shall pay the entire cost of the premium for the Title Policy (inclusive of Endorsements), all state, county and municipal transfer taxes, all recording costs, the cost of the Survey, any pre-payment penalties associated with the payment of any indebtedness encumbering the Land or the Improvements, any expenses relating to the assignment of the existing warranties to Buyer, all costs of any escrows hereunder, all of Buyer’s out-of-pocket costs incurred in connection with its due diligence inspection and all of Buyer’s legal fees incurred in connection with the subject transaction up to and including the Closing.

10. SUCCESSORS AND ASSIGNS; TAX-DEFERRED EXCHANGE.

10.1. Assignment. The terms, conditions and covenants of this Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective nominees, successors, beneficiaries and assigns; provided, however, no conveyance, assignment or transfer of any interest whatsoever of, in or to the Property or of this Agreement shall be made by Buyer or Seller during the term of this Agreement, except as expressly provided herein. Buyer may assign all or any of its right, title and interest under this Agreement to (i) any third party intermediary (an “Intermediary”) in connection with a tax-deferred exchange pursuant to Section 1031 of the Internal Revenue Code (an “Exchange”); (ii) any affiliate of Buyer or First Industrial, L.P. (a “Buyer Affiliate”); and (iii) any joint venture, limited liability company or partnership in which Buyer or any Buyer Affiliate has a direct or indirect interest. In the event of an assignment of this Agreement by Buyer, its assignee shall be deemed to be the Buyer hereunder for all purposes hereof, and shall have all rights of Buyer hereunder (including, but not limited to, the right of further assignment), but the assignor shall not be released from liability hereunder. Seller may assign all or any of its right, title and interest under this Agreement to an Intermediary in connection with an Exchange, in which event its assignee shall be deemed to be the Seller hereunder for all purposes hereof, and shall have all rights of Seller hereunder (including, but not limited to, the right of further assignment), but the assignor shall not be released from liability hereunder.

10.2. Tax-Deferred Exchange. In the event either or both of Seller and Buyer elects to assign this Agreement to an Intermediary, the other shall reasonably cooperate with the assigning party (without incurring any additional liability or any additional third party expenses) in connection with such election and the consummation of the Exchange, including without limitation, by executing an acknowledgment of the assigning party’s assignment of this Agreement to the Intermediary.

11. NOTICES. Any notice, demand or request which may be permitted, required or desired to be given in connection therewith shall be given in writing and directed to Seller and Buyer as follows:

Seller:	c/o ADESA, Inc. 13085 Hamilton Crossing Blvd. Suite 500 Carmel, IN 46032 Attn: Michelle Mallon Fax: (317) 249-4501

With a copy to its attorneys:	Winston & Strawn LLP 35 W. Wacker Dr. Chicago, IL 60601 Attn: Ankur Gupta Fax: (312) 558-5700

Buyer:	First Industrial Acquisitions, Inc. 311 South Wacker Drive, Suite 4000 Chicago, Illinois 60606 Attn: Johannson Yap Fax: (312) 922-6320

With a copy to:	First Industrial Acquisitions, Inc. 2425 E. Camelback Road Suite 785 Phoenix, AZ 85016 Attn: Kevin Czerwinski Fax: (602) 381-6830

With a copy to its attorneys:	Barack Ferrazzano Kirschbaum & Nagelberg LLP 200 West Madison Street Suite 3900 Chicago, Illinois 60606 Attn: Suzanne Bessette-Smith Fax: (312) 984-3150

Notices shall be deemed properly delivered and received: (i) the same day when personally delivered; or (ii) one day after deposit with Federal Express or other comparable commercial overnight courier; or (iii) the same day when sent by confirmed facsimile.

12. BENEFIT. This Agreement is for the benefit only of the parties hereto and their nominees, successors, beneficiaries and assignees as permitted in Section 10 and no other person or entity shall be entitled to rely hereon, receive any benefit herefrom or enforce against any party hereto any provision hereof.

13. LIMITATION OF LIABILITY. Upon the Closing, Buyer shall neither assume nor undertake to pay, satisfy or discharge any liabilities, obligations or commitments of Seller other than those specifically agreed to between the parties and set forth in this Agreement. Except with respect to the foregoing obligations, Buyer shall not assume or discharge any debts, obligations, liabilities or commitments of Seller, whether accrued now or hereafter, fixed or contingent, known or unknown.

14. BROKERAGE. Each party hereto represents and warrants to the other that it has dealt with no brokers or finders in connection with this transaction. Seller and Buyer each hereby indemnify, protect and defend and hold the other harmless from and against all Losses, resulting from the claims of any broker, finder, or other such party, claiming by, through or under the acts or agreements of the indemnifying party. The obligations of the parties pursuant to this Section 14 shall survive the Closing or any earlier termination of this Agreement.

15. RESRICTIONS AND ESTOPPELS. Seller acknowledges that, in the course of Buyer’s performance of Buyer’s review of the condition of title to the Land, which examination occurred prior to the execution of this Agreement, Buyer determined that certain portions of the Land are encumbered by Restrictions. As a result, Buyer has requested prior to the date hereof that Seller procure and deliver to Buyer estoppel certifications with respect to certain Restrictions so as to provide Buyer with written confirmation of current compliance with the terms of such Restrictions (“Restrictions Estoppels”). The parties acknowledge that the Restrictions Estoppels will be issued by both private property owners and associations formed for the purpose of enforcing certain of the Restrictions. Seller and Buyer acknowledge and agree that, as of the Effective Date, Seller has not yet procured all of the Restrictions Estoppels. Seller hereby covenants and agrees that it shall use its reasonable, diligent and good faith efforts to procure and deliver to Buyer all of the outstanding Restrictions Estoppels as soon as is reasonably possible after the Effective Date, all at Seller’s sole cost and expense; provided, however, such obligation shall terminate with respect to any Restrictions Estoppels not received within ninety (90) days of the Effective Date. All Restrictions Estoppels shall be in form and substance reasonably acceptable to Buyer. The provisions of this Section 15 shall survive the Closing for a period of ninety (90) days.

16. MISCELLANEOUS.

16.1. Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the transaction contemplated herein, and all prior or contemporaneous oral agreements, understandings, representations and statements, and all prior written agreements, understandings, letters of intent and proposals, in each case with respect to the transaction contemplated herein, are hereby superseded and rendered null and void and of no further force and effect and are merged into this Agreement. Neither this Agreement nor any provisions hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

16.2. Time of the Essence. Time is of the essence of this Agreement.

16.3. Legal Holidays. If any date herein set forth for the performance of any obligations by Seller or Buyer or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or legal holiday. As used herein, the term “legal holiday” means any state or federal holiday for which financial institutions or post offices are generally closed for observance thereof in the State of Illinois.

16.4. Construction. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Seller and Buyer have contributed substantially and materially to the preparation of this Agreement. The headings of various sections in this Agreement are for convenience only, and are not to be utilized in construing the content or meaning of the substantive provisions hereof.

16.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

16.6. Partial Invalidity. The provisions hereof shall be deemed independent and severable, and the invalidity or partial invalidity or enforceability of any one provision shall not affect the validity of enforceability of any other provision hereof.

16.7. Permitted Termination. In the event that Buyer exercises any right it may have hereunder to terminate this Agreement, neither party shall have any further obligation or liability under this Agreement except as otherwise expressly provided hereunder.

16.8. No Reliance. This Agreement represents the full and complete agreement between Seller and Buyer. Any representations, warranties, promises or conditions, whether written or oral, not specifically incorporated (by reference or otherwise) into this Agreement shall not be binding upon either of the parties hereto, and each of the parties hereto acknowledges that it has not relied upon, in entering into this Agreement, any representation, warranty, promise or condition not specifically set forth in this Agreement. All discussions, negotiations and writings have been and are merged into this Agreement.

16.9. Joint and Several. The entities listed on Schedule 1 attached hereto shall be jointly and severally liable for the obligations of Seller hereunder.

16.10. Counterparts. This Agreement may be executed in any number of identical counterparts all of which, when taken together, shall constitute a complete original.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement of Purchase and Sale on the date first above written.

SELLER:

ADESA WASHINGTON, LLC, a Washington limited liability company

By:	/s/ Paul J. Lips
Paul J. Lips, a manager

ADESA CALIFORNIA, LLC, a California limited liability company

By:	/s/ Paul J. Lips
Paul J. Lips, a manager

ADESA SAN DIEGO, LLC, a California limited liability company

By:	/s/ Paul J. Lips
Paul J. Lips, a manager

ADESA FLORIDA, LLC, a Florida limited liability company

By:	/s/ Paul J. Lips
Paul J. Lips, a manager

ADESA TEXAS, INC., a Texas corporation

By:	/s/ Paul J. Lips
Name:	Paul Lips
Title:	Executive Vice President

S-1

BUYER:

FIRST INDUSTRIAL ACQUISITIONS, INC., a Maryland corporation

By:	/s/ David Harker
Name:	David Harker
Its:	Executive Director - Investment

S-2

SCHEDULE OF EXHIBITS AND SCHEDULES

A	Legal Descriptions

B	Certain Definitions

C	Memorandum of Ground Lease

D	Tracy, CA Quit Claim Deed

E	Assignment of Annexation Agreement

F	[Deleted]

G	[Deleted]

H	[Deleted]

I	Form of Lease

J	[Deleted]

K	Guaranty of Lease

L	[Deleted]

Schedule 1     Seller Entities

Schedule 2     Allocation of Purchase Price

Schedule 5.1.2 Contracts

Schedule 5.1.5 Litigation

EXHIBIT A

Legal Descriptions of the Land

A-1

EXHIBIT B

Certain Definitions

1. “Container” or “Containers” means: (i) above-ground and underground storage tanks and related equipment; and (ii) barrels, drums, containers, clarifiers, oil/water separators, and any piping containing or previously containing any Hazardous Material.

2. “Environmental Law” or “Environmental Laws” means all present federal, state and local statutes, regulations and ordinances and final court orders issued with respect to Seller and/or the Property, which pertain to environmental matters or contamination of any type whatsoever, as such have been amended, modified or supplemented from time to time (including all present amendments thereto and re-authorizations thereof). Environmental Laws include, without limitation, those relating to: (i) the manufacture, processing, use, distribution, treatment, storage, disposal, generation or transportation of Hazardous Materials; (ii) air, soil, surface, subsurface, groundwater or noise pollution; (iii) Releases; (iv) protection of wildlife, endangered species, wetlands or natural resources; (v) Containers; and (vi) notification requirements relating to the foregoing.

3. “Environmental Permit” or “Environmental Permits” means licenses, certificates, permits, directives, registrations, government approvals, agreements, authorizations, and consents which are required under or are issued pursuant to an Environmental Law.

4. “Governmental Authorities” means any agency, commission, department or body of any municipal, township, county, local, state or Federal government having jurisdiction or authority over all or any portion of the Property or the management, operation, use or improvement thereof.

5. “Hazardous Conditions” refers to the existence or presence of any Hazardous Materials on, in, under or at the Property or any portion thereof (including groundwater) that requires investigation or remediation under applicable Environmental Laws.

6. “Hazardous Material” or “Hazardous Materials” means any pollutant, contaminant, pesticide, petroleum or petroleum product or by product, radioactive substance, hazardous or extremely hazardous waste, dangerous or toxic waste, and any substance or other material regulated, listed, limited or prohibited under any Environmental Law, including without limitation: (i) asbestos, asbestos-containing material, presumed asbestos-containing material, polychlorinated biphenyls (“PCBs”), solvents and waste oil; (ii) any “hazardous substance” as defined under CERCLA; and (iii) any “hazardous waste” as defined under RCRA.

7. “Release” means any discharge, emission, escape, injection, leak, migration, spill, dumping or other release of any Hazardous Material into the environment, except as allowed or permitted under applicable Environmental Laws or Environmental Permits.

B-1

EXHIBIT C

Memorandum of Ground Lease

C-1

EXHIBIT D

Tracy, CA Quit Claim Deed

D-1

EXHIBIT E

Assignment of Annexation Agreement

E-1

EXHIBIT F

[Deleted]

F-1

EXHIBIT G

[Deleted]

G-1

EXHIBIT H

[Deleted]

H-1

EXHIBIT I

Form of Lease

I-1

EXHIBIT J

[Deleted]

J-1

EXHIBIT K

Guaranty of Lease

K-1

EXHIBIT L

[Deleted]

L-1

SCHEDULE 1

Seller Entities

ADESA California, LLC, a California limited liability company

ADESA San Diego, LLC, a California limited liability company

ADESA Texas, Inc, a Texas corporation

ADESA Washington, LLC, a Washington limited liability company

ADESA Florida, LLC, a Florida limited liability company

SCHEDULE 2

Allocation of Purchase Price

SCHEDULE 5.1.2

Contracts

SCHEDULE 5.1.5

Litigation